PROXY RESULTS
	During the six months ended June 30, 2007, Cohen &
Steers Reit and Preferred Income Fund shareholders voted on
the following proposals	at the annual meeting held on
April 19, 2007. The description	of each proposal and number
of shares voted are as follows:

Common Shares
			Shares Voted	Authority
				For	Withheld
To Elect Directors

Richard J. Norman	 44,877,270 	479,777
Frank K. Ross		 44,877,687 	479,360



Preferred Shares
			Shares Voted	Authority
				For	Withheld
To Elect Directors

Martin Cohen		 24,120 	571
Richard J. Norman	 24,119 	572
Frank K. Ross		 24,121		570